FOR IMMEDIATE RELEASE

LRAD CORPORATION RECEIVES $4.3 MILLION

THROUGH WARRANT EXERCISE

SAN DIEGO, CA, February 8, 2011 - LRAD Corporation (NASDAQ: LRAD), the world leader in acoustic hailing devices (AHDs), announced today that it received over $4.3 million through the exercise of 1,627,945 warrants priced at $2.67 per share that were scheduled to expire February 6, 2011.

In consideration of the warrant holders exercising their warrants above the current market price of the Company's common stock, the Company issued to the exercising warrant holders new warrants to purchase up to 1,627,945 shares of the Company's common stock at an exercise price of $2.67 per share. The new warrants are exercisable from August 4, 2011 through February 4, 2016.

For more information on the warrant exercise and new warrant issuance, please see the Company's Form 8-K filed with the Securities and Exchange Commission February 8, 2011.

About LRAD Corporation

LRAD Corporation's Long Range Acoustic Device® (LRAD®) directional communication systems are being used around the world in diverse applications including fixed and mobile military deployments, maritime security, critical infrastructure and perimeter security, commercial security, border and port security, law enforcement and emergency responder communications, and wildlife preservation and control. For more information about LRAD Corporation and its long-range directional sound systems, please visit the company's web site at www.lradx.com.

FOR FURTHER INFORMATION CONTACT:

Robert Putnam

Investor Relations

(858) 676-0519

robert@lradx.com